Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 2770
Dallas, Texas 75201
______

TRUSTEES:	Telephone (214) 969-5530	OFFICERS:
MAURICE MEYER III		TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

Texas Pacific Land Trust Announces Second Quarter 2018 Financial Results
DALLAS, TX (July 31, 2018) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the second quarter of fiscal 2018, which ended June 30, 2018.
Results for second quarter 2018:

•	Net income of $52.5 million, or $6.73 per Sub-share Certificate, for second quarter 2018, compared with $20.4 million, or $2.58 per Sub-share Certificate, for second quarter 2017.

•	Revenues of $73.8 million for second quarter 2018, compared with $32.3 million for second quarter 2017.

•	Increases of 128.7% in water sales and royalty revenue, 148.5% in oil and gas royalty revenue, and 115.1% in easements and sundry income for second quarter 2018, compared with second quarter 2017.
Results for six months ended June 30, 2018:

•
Net income of $96.3 million, or $12.33 per Sub-share Certificate, for the six months ended June 30, 2018, compared with $39.6 million, or $5.02 per Sub-share Certificate, for the six months ended June 30, 2017.

•	Revenues of $133.9 million for the six months ended June 30, 2018, compared with $62.7 million for the six months ended June 30, 2017.

•
Increases of 150.7% in water sales and royalty revenue, 149.5% in oil and gas royalty revenue, and 61.1% in easements and sundry income for the six months ended June 30, 2018, compared with the six months ended June 30, 2017.

Further details for second quarter 2018:
Oil and gas royalty revenue was $30.3 million for the second quarter of 2018, compared with $12.2 million for the second quarter of 2017, an increase of 148.5%. Crude oil and gas production subject to the Trust’s royalty interests increased 117.0% and 138.0%, respectively, in the second quarter of 2018 compared to the second quarter of 2017. In addition, the prices received for crude oil production increased 29.4% in the second quarter of 2018 compared to the same quarter of 2017 while prices received for gas production decreased 31.7% over the same time period.
Easements and sundry income was $27.8 million for the second quarter of 2018, an increase of 115.1% compared with the second quarter of 2017 when easements and sundry income was $12.9 million. This increase resulted primarily from increases in pipeline easement income, temporary permit income and lease rental income for the second quarter of 2018 compared to the second quarter of 2017. Pipeline easement income increased $9.5 million in the second quarter of 2018 compared to the same quarter of 2017. Temporary permit income increased $2.5 million in the second quarter of 2018 compared to the same quarter of 2017, and lease rental income increased $2.0 million over the same time period.
Water sales and royalty revenue was $15.6 million for the second quarter of 2018, an increase of 128.7% compared with the second quarter of 2017 when water sales and royalty revenue was $6.8 million.
Further details for six months ended June 30, 2018:
Oil and gas royalty revenue was $56.8 million for the six months ended June 30, 2018, compared with $22.8 million for the six months ended June 30, 2017, an increase of 149.5%. Crude oil and gas production subject to the Trust’s royalty interests increased 125.5% and 145.1%, respectively, in the six months ended June 30, 2018 compared to the six months ended June 30, 2017. In addition, the prices received for crude oil production increased 20.2% in the six months ended June 30, 2018 compared to the six months ended June 30, 2017, while prices received for gas production decreased 23.1% over the same time period.
Easements and sundry income was $44.8 million for the six months ended June 30, 2018, an increase of 61.1% compared with the six months ended June 30, 2017 when easements and sundry income was $27.8 million. This increase resulted primarily from increases in pipeline easement income, temporary permit income and lease rental income for the six months ended June 30, 2018 compared to the same period of 2017. Pipeline easement income increased $7.9 million for the six months ended June 30, 2018 compared to the same period of 2017. Temporary permit income increased $3.9 million for the six months ended June 30, 2018 compared to the same quarter of 2017, and lease rental income increased $3.4 million over the same time period.
Water sales and royalty revenue was $29.2 million for the six months ended June 30, 2018, an increase of 150.7% compared with the six months ended June 30, 2017 when water sales and royalty revenue was $11.7 million.
Land sales revenue was $2.8 million for the six months ended June 30, 2018. The Trust sold approximately 120 acres of land for an average price of approximately $22,917 per acre. Land sales revenue was $0.2 million for the six months ended June 30, 2017.
Texas Pacific Land Trust is not a REIT.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS – UNAUDITED

(dollars in thousands, except share and per share amounts)
	Three Months Ended June 30,
	2018	2017
Oil and gas royalties	$30,278	$12,183
Easements and sundry income (1)	27,799	12,926
Water sales and royalties	15,643	6,839
Land sales	—	220
Other operating income	124	125
Total income	$73,844	$32,293

Income taxes	$13,162	$10,035
Net income	$52,503	$20,350
Net income per Sub-share Certificate — basic and diluted	$6.73	$2.58
Weighted average number of Sub-share Certificates outstanding during period	7,803,162	7,882,184

(dollars in thousands, except share and per share amounts)
	Six Months Ended June 30,
	2018	2017
Oil and gas royalties	$56,825	$22,771
Easements and sundry income (1)	44,777	27,793
Water sales and royalties	29,250	11,667
Land sales	2,750	220
Other operating income	249	249
Total income	$133,851	$62,700

Income taxes	$23,982	$19,673
Net income	$96,294	$39,609
Net income per Sub-share Certificate — basic and diluted	$12.33	$5.02
Weighted average number of Sub-share Certificates outstanding during period	7,808,064	7,894,542

(1)
We adopted Accounting Standards Update (“ASU”) No. 2014-09, “Revenue Recognition (Topic 606): Revenue from Contracts with Customers” on January 1, 2018 using the full retrospective method which required us to restate previously reported results as though the standard had always been in effect. Upon adoption of ASU 2014-09, we no longer defer revenue on our term easements.